UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 24, 2017

ASPIRITY HOLDINGS LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-203994	27-1658449
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

701 Xenia Avenue, Suite 475, Minneapolis, MN	55416
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(763) 432-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2017, Aspirity Holdings, LLC (the “Company”) entered into an Office Lease Agreement (the “Office Lease”) with Minnetonka Whitewater LLC (the “Landlord”) for approximately 7,200 square feet of headquarters office space, at 12800 Whitewater Drive, Minneapolis, MN 55343 (the “Premise”). The term of the Office Lease will commence on the earlier of June 1, 2017 or the date on which the Company first commences business on the Premises and expires on October 31, 2024, unless earlier terminated pursuant to the terms of the Office Lease.

Base rent due with respect to Premise is as described in Exhibit 10.1. During the term of the Office Lease, the Company will pay its share of operating expenses, taxes, and any other expenses payable under the Office Lease. The Company has an option to renew the Office Lease for one (1) additional period of five (5) years following the termination date of the Office Lease; provided that such renewal option is subordinate and subject to the rights of first offer, rights of first refusal, and other expansion rights granted by the Landlord to certain other tenants.

The above discussion is qualified in its entirety by reference to the Office Lease Agreement, a complete copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Office Lease Agreement by and between Minnetonka Whitewater LLC and Aspirity Holdings, LLC dated March 24, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRITY HOLDINGS LLC

Date: March 30, 2017	By:	/S/ Wiley H. Sharp III
	Name:	Wiley H. Sharp III
	Its:	Vice-President and Chief Financial Officer

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